EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Central Parking Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-98118, 33-98120, 33-98122, 333-37909, and 333-74837) of Central Parking Corporation of our report dated June 29, 2005, with respect to the statements of financial condition of the Central Parking Corporation 1996 Employee Stock Purchase Plan as of March 31, 2005 and 2004, and the related statements of income and changes in plan equity for each of the years in the three-year period ended March 31, 2005, which report appears in the March 31, 2005 Form 11-K of the Central Parking Corporation 1996 Employee Stock Purchase Plan.

KPMG LLP

Nashville, Tennessee
June 29, 2005

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